PROSPECTUS SUPPLEMENT DATED NOVEMBER 15, 2000
                    (TO PROSPECTUS DATED SEPTEMBER 29, 2000)



                                                               Filed Pursuant to
                                                          Rule 424(b)(3) and (c)
                                                           File Number 333-42218



                             TELENETICS CORPORATION

                                  40,000 SHARES

                                  COMMON STOCK

         This Prospectus Supplement supplements the Prospectus dated September 29, 2000 (the "Prospectus") of Telenetics Corporation (the "Company") relating to the public offering, which is not being underwritten, and sale by certain security holders of the Company or by pledgees, donees, transferees or other successors in interest to the selling security holders (the "Selling Security Holders") of up to 40,000 shares of the Company's Common Stock, no par value per share (the "Common Stock"). This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

                            SELLING SECURITY HOLDERS

         Recently, Stewart Adams, Ltd. transferred 30,000 shares of Common Stock to David Loewenstein and 10,000 shares of Common Stock to Edward Blodnick and Lawrence Gordon TIC, which transferees were not specifically named in the Prospectus. The following table provides certain information with respect to the number of shares of Common Stock beneficially owned by security holders of the Company who were not specifically identified in the Prospectus as Selling Security Holders, the percentage of outstanding shares of Common Stock of the Company this represents, the number of shares of Common Stock to be registered for sale hereby and offered pursuant to this Prospectus Supplement and the number of shares of Common Stock beneficially owned after this offering. The table of Selling Security Holders in the Prospectus is hereby amended to include David Loewenstein and Edward Blodnick and Lawrence Gordon TIC as Selling Security Holders.



                                    Shares of Common           Shares of Common
                                   Stock Beneficially             Stock Being        Shares of Common Stock
                                       Owned Prior            Offered Pursuant to      Beneficially Owned
    Name of Beneficial Owner       to this Offering(1)        to this Prospectus(1)   After this Offering(2)
    ------------------------       -------------------       ----------------------   ----------------------
                                   Number         Percent                              Number       Percent
                                   ------         -------                              ------       -------
David Loewenstein                   30,000            *                30,000             --           --
Edward Blodnick and
   Lawrence Gordon TIC              10,000            *                10,000             --           --



* Less than 1%.

(1) The registration statement to which the Prospectus and this Prospectus Supplement relate shall also cover any additional shares of Common Stock which become issuable in connection with the Shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(2)      Assumes all shares offered are sold pursuant to this prospectus.